UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
          PURSUANT TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO.__)*

                              Capella Education Co.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   139594 10 5
            --------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   |_| Rule 13d-1(b)

   |_| Rule 13d-1(c)

   |X| Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only). Insight-Salmon River LLC
      58-2684670
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)

      (b)
--------------------------------------------------------------------------------
 3.   SEC Use Only
--------------------------------------------------------------------------------
 4.   Citizenship or Place of
      Organization                Delaware
--------------------------------------------------------------------------------
 Number of               5.  Sole Voting
 Shares                      Power              850,000 shares of common stock
 Beneficially            -------------------------------------------------------
 Owned by Each           6.  Shared Voting
 Reporting                   Power
 Person With:            -------------------------------------------------------
                         7.  Sole Dispositive
                             Power             850,000 shares of common stock
                         -------------------------------------------------------
                         8.  Shared Dispositive
                             Power
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by
      Each Reporting Person                    850,000 shares of common stock

10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.   Percent of Class Represented by Amount
      in Row (9)                                  5.4%
 -------------------------------------------------------------------------------

12.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

CO
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                               Page 2 of 18 pages

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.

      I.R.S. Identification Nos. of above persons (entities only).

      Salmon River Capital I, LLC
      42-1650471
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)

      (b)
--------------------------------------------------------------------------------
 3.   SEC Use Only
--------------------------------------------------------------------------------
 4.   Citizenship or Place of
      Organization                Delaware
--------------------------------------------------------------------------------
 Number of               5.  Sole Voting
 Shares                      Power              272,222 shares of common stock
 Beneficially            -------------------------------------------------------
 Owned by Each           6.  Shared Voting
 Reporting                   Power
 Person With:            -------------------------------------------------------
                         7.  Sole Dispositive
                             Power             272,222 shares of common stock
                         -------------------------------------------------------
                         8.  Shared Dispositive
                             Power
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by
      Each Reporting Person                    272,222 shares of common stock

10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.   Percent of Class Represented by Amount
      in Row (9)                                  1.7%
 -------------------------------------------------------------------------------

12.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

CO
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                               Page 3 of 18 pages

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).
      Salmon River CIP, LLC
      42-1614243
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)

      (b)
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of
      Organization                Delaware
--------------------------------------------------------------------------------
 Number of               5.  Sole Voting
 Shares                      Power              146,018 shares of common stock
 Beneficially            -------------------------------------------------------
 Owned by Each           6.  Shared Voting
 Reporting                   Power
 Person With:            -------------------------------------------------------
                         7.  Sole Dispositive
                             Power             146,018 shares of common stock
                         -------------------------------------------------------
                         8.  Shared Dispositive
                             Power
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by
      Each Reporting Person                    146,018 shares of common stock

10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.   Percent of Class Represented by Amount
      in Row (9)                                  0.9%
--------------------------------------------------------------------------------

12.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

CO
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                               Page 4 of 18 pages

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).
      Insight Venture Partners IV (Fund B), L.P.
      52-2269507
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)

      (b)
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of
      Organization                Delaware
--------------------------------------------------------------------------------
 Number of               5.  Sole Voting
 Shares                      Power              194 shares of common stock
 Beneficially            -------------------------------------------------------
 Owned by Each           6.  Shared Voting
 Reporting                   Power
 Person With:            -------------------------------------------------------
                         7.  Sole Dispositive
                             Power             194 shares of common stock
                         -------------------------------------------------------
                         8.  Shared Dispositive
                             Power
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by
      Each Reporting Person                    194 shares of common stock

10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.   Percent of Class Represented by Amount
      in Row (9)                                  0.001%
--------------------------------------------------------------------------------

12.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

PN
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                               Page 5 of 18 pages

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).
      Insight Venture Partners IV (Co-Investors), L.P.
      52-2269509
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)

      (b)
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of
      Organization                Delaware
--------------------------------------------------------------------------------
 Number of               5.  Sole Voting
 Shares                      Power              2,997 shares of common stock
 Beneficially            -------------------------------------------------------
 Owned by Each           6.  Shared Voting
 Reporting                   Power
 Person With:            -------------------------------------------------------
                         7.  Sole Dispositive
                             Power             2,997 shares of common stock
                         -------------------------------------------------------
                         8.  Shared Dispositive
                             Power
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by
      Each Reporting Person                    2,997 shares of common stock

10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.   Percent of Class Represented by Amount
      in Row (9)                                  0.02%
--------------------------------------------------------------------------------

12.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

PN
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                               Page 6 of 18 pages

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).
      Insight Venture Partners IV, L.P.
      52-2269503
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)

      (b)
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of
      Organization                Delaware
--------------------------------------------------------------------------------
 Number of               5.  Sole Voting
 Shares                      Power              24,308 shares of common stock
 Beneficially            -------------------------------------------------------
 Owned by Each           6.  Shared Voting
 Reporting                   Power
 Person With:            -------------------------------------------------------
                         7.  Sole Dispositive
                             Power             24,308 shares of common stock
                         -------------------------------------------------------
                         8.  Shared Dispositive
                             Power
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by
      Each Reporting Person                    24,308 shares of common stock

10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.   Percent of Class Represented by Amount
      in Row (9)                                  0.4%
--------------------------------------------------------------------------------

12.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

PN
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                               Page 7 of 18 pages

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).
      Insight Venture Partners IV (Cayman), L.P.
      90-0183706
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)

      (b)
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of
      Organization                Cayman Islands
--------------------------------------------------------------------------------
 Number of               5.  Sole Voting
 Shares                      Power              3,251 shares of common stock
 Beneficially            -------------------------------------------------------
 Owned by Each           6.  Shared Voting
 Reporting                   Power
 Person With:            -------------------------------------------------------
                         7.  Sole Dispositive
                             Power             3,251 shares of common stock
                         -------------------------------------------------------
                         8.  Shared Dispositive
                             Power
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by
      Each Reporting Person                    3,251 shares of common stock

10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.   Percent of Class Represented by Amount
      in Row (9)                                  0.02%
--------------------------------------------------------------------------------

12.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

PN
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                               Page 8 of 18 pages

--------------------------------------------------------------------------------
 1.   Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).
      Salmon River Capital II, L.P.
      43-2087060
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)

      (b)
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of
      Organization                Delaware
--------------------------------------------------------------------------------
 Number of               5.  Sole Voting
 Shares                      Power              55,736 shares of common stock
 Beneficially            -------------------------------------------------------
 Owned by Each           6.  Shared Voting
 Reporting                   Power
 Person With:            -------------------------------------------------------
                         7.  Sole Dispositive
                             Power             55,736 shares of common stock
                         -------------------------------------------------------
                         8.  Shared Dispositive
                             Power
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by
      Each Reporting Person                    55,736 shares of common stock

10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.   Percent of Class Represented by Amount
      in Row (9)                                  0.4%
--------------------------------------------------------------------------------

12.   Type of Reporting Person (See Instructions)
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PN
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                               Page 9 of 18 pages

ITEM 1.

               (A)  NAME OF ISSUER:

                    Capella Education Co.

               (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    225 South 6th Street, 9th Floor
                    Minneapolis, MN  55402

ITEM 2.

               (A)  NAME OF PERSON FILING:

                    Insight Salmon River LLC
                    Salmon River Capital I, LLC
                    Salmon River Capital CIP, LLC
                    Insight Venture Partners IV (Fund B), L.P.
                    Insight Venture Partners IV (Co-Investors), L.P. Insight Venture Partners IV LP
                    Insight Venture Partners IV (Cayman) L.P.
                    Salmon River Capital II LP

               ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               c/o Insight-Salmon River LLC
               680 Fifth Avenue, 8th Floor
               New York, NY  10019

                    See also supplemental information relating to principal
               business office is included in Exhibit 2(a) attached hereto.

               (B)  CITIZENSHIP:

                    Insight Salmon River LLC                           : Delaware
                    Salmon River Capital I, LLC                        : Delaware
                    Salmon River Capital CIP, LLC                      : Delaware
                    Insight Venture Partners IV (Fund B), L.P.         : Delaware
                    Insight Venture Partners IV (Co-Investors), L.P.   : Delaware
                    Insight Venture Partners IV LP                     : Delaware
                    Insight Venture Partners IV (Cayman) L.P.          : Cayman Islands
                    Salmon River Capital II LP                         : Delaware

               (C)  TITLE OF CLASS OF SECURITIES (OF ISSUER):

                    Common Stock

               (D)  CUSIP/ISIN NUMBER:
                    139594 10 5

   ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240. 13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

                               Page 10 of 18 pages

ITEM 4.  OWNERSHIP

               (A)  AMOUNT BENEFICIALLY OWNED:

                    Insight Salmon River LLC                               :    850,000
                    Salmon River Capital I, LLC                            :    272,222
                    Salmon River Capital CIP, LLC                          :    146,018
                    Insight Venture Partners IV (Fund B), L.P.             :        194
                    Insight Venture Partners IV (Co-Investors), L.P.       :      2,997
                    Insight Venture Partners IV LP                         :     24,308
                    Insight Venture Partners IV (Cayman) L.P.              :      3,251
                    Salmon River Capital II LP                             :     55,736

               (B)  PERCENT OF CLASS:

                    Insight Salmon River LLC                               :    5.4% (as of December 31, 2006)
                    Salmon River Capital I, LLC                            :    1.7% (as of December 31, 2006)
                    Salmon River Capital CIP, LLC                          :    0.9% (as of December 31, 2006)
                    Insight Venture Partners IV (Fund B), L.P.             :    0.001% (as of December 31, 2006)
                    Insight Venture Partners IV (Co-Investors), L.P.       :    0.02% (as of December 31, 2006)
                    Insight Venture Partners IV LP                         :    0.2% (as of December 31, 2006)
                    Insight Venture Partners IV (Cayman) L.P.              :    0.02% (as of December 31, 2006)
                    Salmon River Capital II LP                             :    0.4% (as of December 31, 2006)

               (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                    SOLE POWER TO VOTE:

                    (i)    Insight Salmon River LLC                        :    850,000
                           Salmon River Capital I, LLC                     :    272,222
                           Salmon River Capital CIP, LLC                   :    146,018
                           Insight Venture Partners IV (Fund B), L.P.      :    194
                           Insight Venture Partners IV (Co-Investors), L.P.:    2,997
                           Insight Venture Partners IV LP                  :    24,308
                           Insight Venture Partners IV (Cayman) L.P.       :    3,251
                           Salmon River Capital II LP                      :    55,736

                    SHARED POWER TO VOTE:

                    (ii)   Not applicable.

                    SOLE POWER TO DISPOSE:

                    (iii)  Insight Salmon River LLC                        :    850,000
                           Salmon River Capital I, LLC                     :    272,222
                           Salmon River Capital CIP, LLC                   :    146,018
                           Insight Venture Partners IV (Fund B), L.P.      :    194
                           Insight Venture Partners IV (Co-Investors), L.P.:    2,997
                           Insight Venture Partners IV LP                  :    24,308
                           Insight Venture Partners IV (Cayman) L.P.       :    3,251
                           Salmon River Capital II LP                      :    55,736


                 SHARED POWER TO DISPOSE:

                 (iv)   Not applicable.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                 Not applicable.


                               Page 11 of 18 pages

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10. CERTIFICATION

                  Not applicable


                               Page 12 of 18 pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2007

                                     INSIGHT - SALMON RIVER LLC


                                        BY: SALMON RIVER CAPITAL LLC
                                        ITS MANAGING MEMBER

                                        By: /s/ S. Joshua Lewis
                                           -------------------------------------
                                           Name: S. Joshua Lewis
                                           Title: Managing Member



                                     INSIGHT VENTURE PARTNERS IV, L.P.

                                     BY: INSIGHT VENTURE ASSOCIATES IV, LLC
                                         ITS GENERAL PARTNER

                                     BY: INSIGHT HOLDINGS GROUP, LLC
                                         ITS MANAGING MEMBER

                                        By: /s/ Jeffrey Horing
                                           -------------------------------------
                                           Name: Jeffrey Horing
                                           Title: Managing Member



                                     SALMON RIVER CAPITAL I LLC

                                        BY: SALMON RIVER CAPITAL LLC
                                        ITS MANAGING MEMBER

                                        By: /s/ S. Joshua Lewis
                                           -------------------------------------
                                           Name: S. Joshua Lewis
                                           Title: Managing Member



                                     SALMON RIVER CIP LLC

                                        BY: SALMON RIVER CAPITAL LLC
                                        ITS MANAGING MEMBER

                                        By: /s/ S. Joshua Lewis
                                           -------------------------------------
                                           Name: S. Joshua Lewis
                                           Title: Managing Member

                               Page 13 of 18 pages

                                     INSIGHT VENTURE PARTNERS IV (FUND B), L.P.

                                     BY: INSIGHT VENTURE ASSOCIATES IV, LLC
                                         ITS GENERAL PARTNER

                                     BY: INSIGHT HOLDINGS GROUP, LLC
                                         ITS MANAGING MEMBER

                                        By: /s/ Jeffrey Horing
                                           -------------------------------------
                                           Name: Jeffrey Horing
                                           Title: Managing Member



                                     INSIGHT VENTURE PARTNERS IV
                                     (CO-INVESTORS), L.P.

                                     BY: INSIGHT VENTURE ASSOCIATES IV, LLC
                                         ITS GENERAL PARTNER

                                     BY: INSIGHT HOLDINGS GROUP, LLC
                                         ITS MANAGING MEMBER

                                        By: /s/ Jeffrey Horing
                                           -------------------------------------
                                           Name: Jeffrey Horing
                                           Title: Managing Member



                                     INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.

                                     BY: INSIGHT VENTURE ASSOCIATES IV, LLC
                                         ITS GENERAL PARTNER

                                     BY: INSIGHT HOLDINGS GROUP, LLC
                                         ITS MANAGING MEMBER

                                        By: /s/ Jeffrey Horing
                                           -------------------------------------
                                           Name: Jeffrey Horing
                                           Title: Managing Member



                                     SALMON RIVER CAPITAL II, L.P.

                                        BY: SALMON RIVER CAPITAL GP, LLC
                                        ITS GENERAL PARTNER

                                        By: /s/ S. Joshua Lewis
                                           -------------------------------------
                                           Name: S. Joshua Lewis
                                           Title: Managing Member


                               Page 14 of 18 pages

                                  EXHIBIT 2(A)

ITEM 2.  IDENTITY AND BACKGROUND.

                  This statement is being filed by Insight-Salmon River LLC., a Delaware limited liability company, Salmon River Capital I, LLC, a Delaware limited liability company, Salmon River CIP, LLC, a Delaware limited liability company and Salmon River Capital II, L.P., a Delaware limited liability company, each of whose principal business office is located 680 Fifth Avenue, New York, New York 10019. Each of Insight-Salmon River LLC, Salmon River Capital I, LLC, Salmon River CIP, LLC and Salmon River Capital II, LLC is engaged in the venture capital business. The managing member of Insight-Salmon River LLC, Salmon River Capital I, LLC and Salmon River CIP, LLC is Salmon River Capital LLC which is also engaged directly and indirectly (through affiliates) in the venture capital business. The general partner of Salmon River CIP, LLC is Salmon River Capital GP, LLC. Accordingly, Mr. Lewis has voting and investment powers with respect to the shares beneficially owned by the Salmon Funds. The managing member of Salmon River Capital LLC and the sole member of Salmon River Capital, GP, LLC is S. Joshua Lewis, a director of the Issuer. Mr. Lewis disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

                  This Statement is also being filed by Insight Venture Partners IV, L.P., a Delaware limited partnership (hereinafter referred to as "IVP"), Insight Venture Partners IV (Co-Investors), L.P., a Delaware limited partnership (hereinafter referred to as "IVP Co-Investors"), Insight Venture Partners (Cayman) IV, L.P., a Cayman Islands limited partnership (hereinafter referred to as "IVP Cayman"), Insight Venture Partners IV (Fund B), L.P., a Delaware limited partnership (hereinafter referred to as "IVP Fund B"). The managing member of each of the Insight Funds is Insight Venture Associates IV, LLC, a Delaware limited liability company (hereinafter referred to as "Associates") and the managing member of Associates is Insight Holdings Group, LLC, a Delaware limited liability company (hereinafter referred to as "Holdings") each of whose principal  office is located at c/o  Insight  Capital  Partners  IV,  L.P.,  527
Madison Avenue, 10th Floor, New York, New York 10022. Each of IVP, IVP Co-Investors, IVP Cayman and IVP Fund B (collectively referred to herein as the "Insight Funds") is engaged in the venture capital business. Each of the Associates and Holdings is engaged in the venture capital business indirectly through the Insight Funds. Associates is the general partner of each of the Insight Funds, and as such may be deemed to be the beneficial owner of all shares held by the Insight Funds. Holdings is the managing member of Associates, and as such may be deemed to be the beneficial owner of all shares held by the Insight Funds.

                  The managing member of Insight-Salmon River, LLC is Salmon River Capital LLC, and the non-managing members of Insight-Salmon River LLC are the Insight Funds, Salmon River Capital LLC, as managing member of Insight-Salmon River LLC, generally controls the voting power over the shares held by Insight-Salmon River LLC, but the Insight Funds have shared voting power with Salmon River Capital LLC over the shares with respect to certain matters. In addition, Salmon River Capital LLC and the Insight Funds have shared investment power over the shares held by Insight-Salmon River LLC. Mr. Lewis, Associates and Holdings have shared voting and investment powers with respect to the shares beneficially owned by Insight-Salmon River LLC. The foregoing is not an admission by such persons that such persons are the beneficial owners of the shares held by Insight-Salmon River LLC and each disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein.


                               Page 15 of 18 pages

                                  EXHIBIT 2(B)

                             JOINT FILING AGREEMENT

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.

Dated this 14th day of February, 2007.



                                     INSIGHT - SALMON RIVER LLC

                                        BY: SALMON RIVER CAPITAL LLC
                                        ITS MANAGING MEMBER

                                        By: /s/ S. Joshua Lewis
                                           -------------------------------------
                                           Name: S. Joshua Lewis
                                           Title: Managing Member



                                     INSIGHT VENTURE PARTNERS IV, L.P.

                                     BY: INSIGHT VENTURE ASSOCIATES IV, LLC
                                         ITS GENERAL PARTNER

                                     BY: INSIGHT HOLDINGS GROUP, LLC
                                         ITS MANAGING MEMBER

                                        By: /s/ Jeffrey Horing
                                           -------------------------------------
                                           Name: Jeffrey Horing
                                           Title: Managing Member



                                     SALMON RIVER CAPITAL I LLC

                                        BY: SALMON RIVER CAPITAL LLC
                                            ITS MANAGING MEMBER

                                        By: /s/ S. Joshua Lewis
                                           -------------------------------------
                                           Name: S. Joshua Lewis
                                           Title: Managing Member



                               Page 16 of 18 pages

                                     SALMON RIVER CIP LLC

                                        BY: SALMON RIVER CAPITAL LLC
                                            ITS MANAGING MEMBER

                                        By: /s/ S. Joshua Lewis
                                           -------------------------------------
                                           Name: S. Joshua Lewis
                                           Title: Managing Member



                                     INSIGHT VENTURE PARTNERS IV (FUND B), L.P.

                                     BY: INSIGHT VENTURE ASSOCIATES IV, LLC
                                         ITS GENERAL PARTNER

                                     BY: INSIGHT HOLDINGS GROUP, LLC
                                         ITS MANAGING MEMBER

                                        By: /s/ Jeffrey Horing
                                           -------------------------------------
                                           Name: Jeffrey Horing
                                           Title: Managing Member



                                     INSIGHT VENTURE PARTNERS IV
                                     (CO-INVESTORS), L.P.

                                     BY: INSIGHT VENTURE ASSOCIATES IV, LLC
                                         ITS GENERAL PARTNER

                                     BY: INSIGHT HOLDINGS GROUP, LLC
                                         ITS MANAGING MEMBER

                                        By: /s/ Jeffrey Horing
                                           -------------------------------------
                                           Name: Jeffrey Horing
                                           Title: Managing Member



                                     INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.

                                     BY: INSIGHT VENTURE ASSOCIATES IV, LLC
                                         ITS GENERAL PARTNER

                                     BY: INSIGHT HOLDINGS GROUP, LLC
                                         ITS MANAGING MEMBER

                                        By: /s/ Jeffrey Horing
                                           -------------------------------------
                                           Name: Jeffrey Horing
                                           Title: Managing Member


                               Page 17 of 18 pages

                                  SCHEDULE 13G

ISSUER:  Capella Education Co.                           CUSIP NO.:  139 594 105



                                     SALMON RIVER CAPITAL II, L.P.

                                     BY: SALMON RIVER CAPITAL GP, LLC
                                         ITS GENERAL PARTNER

                                        By: /s/ S. Joshua Lewis
                                           -------------------------------------
                                           Name: S. Joshua Lewis
                                           Title: Managing Member




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